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At the Company:	Media Inquiries:
Muriel Lange Investor Relations Phone: (215) 887-2280 (X3023) Email: mlange@afrt.com	Margot Olcay Rubenstein Communications, Inc. Phone: (212) 843-8284 Email: molcay@rubenstein.com

American Financial Realty Trust Shareholders Approve Merger Agreement

JENKINTOWN, PA. February 13, 2008 – American Financial Realty Trust (NYSE:AFR) today announced that at its special meeting of shareholders held this morning, approximately 72.9 percent of shares have been voted for, 0.4 percent have been voted against and 0.2 percent abstained from voting for approval of the merger agreement with Gramercy Capital Corp. (NYSE:GKK).

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company through its operating partnership and various affiliates owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.